SGB INTERNATIONAL HOLDINGS INC.
No. 25 Jia He Road, Xinjing Centre, Unit C2606
Siming District, Xiamen City, Fujian Province
PRC China 362300

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of shareholders of SGB International Holdings Inc. (the “Company”) will be held at the offices of the Company at No. 25 Jia He Road, Xinjing Centre, Unit C2606, Siming District, Xiamen City, Fujian Province, PRC China 362300, on September 23, 2013, at the hour of 10:00 a.m. (local time) for the following purposes:

1.	To receive the audited financial statements of the Company, together with the auditor’s report thereon, for the financial years ended December 31;

2.	To set the number of directors of the Company to be elected for the ensuing year at three persons;

3.	To elect directors of the Company;

4.

to appoint MNP LLP, CPA, as the auditors of the Company for the financial year ending December 31, 2013 and to authorize the directors of the Company to fix the remuneration to be paid to the auditors;

5.	To authorise the board of the Company to dispose all the fixed assets of the Company, includes but not limited to equipment and plant that are due for retirement (“Proposed Disposed Assets”);

6.	To approve the fund raising of RMB200 million for use in procuring new equipment replacing the Proposed Disposed Assets and improving the mining’s facilities; and

7.	To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

The accompanying Information Circular provides additional information relating to the matters to be dealt with at the Meeting and is supplemental to, and expressly made a part of, this notice of the Meeting.

The Company’s board of directors has fixed August 23, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Each registered shareholder at the close of business on that date is entitled to such notice and to vote at the Meeting in the circumstances set out in the accompanying Information Circular.

If you are a registered shareholder of the Company and unable to attend the Meeting in person, please complete, date and sign the accompanying form of proxy and deposit it with the Company’s transfer agent, Pacific Stock Transfer Company at least 48 hours (excluding Saturdays, Sundays and holidays recognized in the Province of British Columbia) before the time and date of the Meeting or any adjournment or postponement thereof.

If you are a non-registered shareholder of the Company and received this notice of the Meeting and accompanying materials through a broker, a financial institution, a participant, a trustee or administrator of a self-administered retirement savings plan, retirement income fund, education savings plan or other similar self-administered savings or investment plan registered under the Income Tax Act (Canada), or a nominee of any of the foregoing that holds your securities on your behalf (the “Intermediary”), please complete and return the materials in accordance with the instructions provided to you by your Intermediary.

Dated: August 28, 2013

ON BEHALF OF THE BOARD OF DIRECTORS OF
SGB INTERNATIONAL HOLDINGS INC.

Per: /s/ Shibi Chen

Mr. Shibi Chen
President, CEO and Director

SGB INTERNATIONAL HOLDINGS INC.
No. 25 Jia He Road, Xinjing Centre, Unit C2606
Siming District, Xiamen City, Fujian Province
PRC China 362300

INFORMATION CIRCULAR
August 28, 2013

INTRODUCTION

This information circular (this “Information Circular”) accompanies the notice of annual and special meeting (the “Notice”) and is furnished to the shareholders (the “Shareholders”) holding common shares (the “Common Shares”) in the capital of SGB International Holdings Inc. (the “Company”) in connection with the solicitation by management of the Company of proxies to be voted at the annual and special meeting (the “Meeting”) of the Shareholders to be held at the hour of 10:00 a.m. (local time) on September 23, 2013, or at any adjournment or postponement thereof, at the offices of the Company at No. 25 Jia He Road, Xinjing Centre, Unit C2606, Siming District, Xiamen City, Fujian Province, PRC China 362300.

The information contained herein is given as of August 28, 2013, except as otherwise stated. All dollar amounts set forth in this Information Circular are expressed in Canadian dollars unless otherwise indicated.

PROXIES AND VOTING RIGHTS

Management Solicitation

The solicitation of proxies by the Company will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by the directors, regular officers and employees of the Company. The Company does not reimburse shareholders, nominees or agents for costs incurred in obtaining from their principals authorization to execute forms of proxy, except that the Company may request brokers and nominees who hold stock in their respective names to furnish this proxy material to their customers, and the Company will reimburse such brokers and nominees for their related out of pocket expenses. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by the Company.

No person has been authorized to give any information or to make any representation other than as contained in this Information Circular in connection with the solicitation of proxies. If given or made, such information or representations must not be relied upon as having been authorized by the Company. The delivery of this Information Circular shall not create, under any circumstances, any implication that there has been no change in the information set forth herein since the date of this Information Circular. This Information Circular does not constitute the solicitation of a proxy by anyone in any jurisdiction in which such solicitation is not authorized, or in which the person making such solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such solicitation.

Appointment of Proxy

Registered Shareholders are entitled to vote at the Meeting. A Shareholder is entitled to one vote for each Common Share that such Shareholder holds on August 23, 2013 (the “Record Date”) on the resolutions to be voted upon at the Meeting, and any other matter to come before the Meeting.

The persons named as proxy holders (the “Designated Persons”) in the enclosed form of proxy are directors and/or officers of the Company.

A Shareholder has the right to appoint a person or company (who need not be a Shareholder) to attend and act for or on behalf of that Shareholder at the Meeting, other than the Designated Persons named in the enclosed form of proxy.

To exercise the right, the Shareholder may do so by striking out the printed names and inserting the name of such other person and, if desired, an alternate to such person, in the blank space provided in the form of proxy. The Shareholder should notify such person (the “Appointee”) of the appointment, obtain the Appointee’s consent to act as proxy and should provide instruction to the Appointee on how the Shareholder’s shares should be voted. The Appointee should bring personal identification to the Meeting.

In order to be voted, the completed form of proxy must be received by the Company’s registrar and transfer agent, Pacific Stock Transfer Company (the “Transfer Agent”) at its offices located at 500 E. Warm Springs Road, Suite 240, Las Vegas NV 89119, U.S.A. by mail at least 48 hours (excluding Saturdays, Sundays and holidays recognized in the Province of British Columbia) prior to the scheduled time of the Meeting, or any adjournment or postponement thereof. Alternatively, the completed form of proxy may be delivered to the chairman of the Meeting on the day of the Meeting, or any adjournment or postponement thereof.

A proxy may not be valid unless it is dated and signed by the Shareholder who is giving it or by that Shareholder’s attorney-in-fact duly authorized by that Shareholder in writing or, in the case of a corporation, dated and executed by a duly authorized officer or attorney-in-fact for the corporation. If a form of proxy is executed by an attorney-in-fact for an individual Shareholder or joint Shareholders, or by an officer or attorney-in-fact for a corporate Shareholder, the instrument so empowering the officer or attorney-in-fact, as the case may be, or a notarially certified copy thereof, should accompany the form of proxy.

Revocation of Proxies

A Shareholder who has given a proxy may revoke it at anytime before it is exercised by an instrument in writing: (a) executed by that Shareholder or by that Shareholder’s attorney-in-fact authorized in writing or, where the Shareholder is a corporation, by a duly authorized officer of, or attorney-in-fact for, the corporation; and (b) delivered either: (i) to the Company at the address set forth above, at any time up to and including the last business day preceding the day of the Meeting or, if adjourned or postponed, any reconvening thereof, or (ii) to the chairman of the Meeting prior to the vote on matters covered by the proxy on the day of the Meeting or, if adjourned or postponed, any reconvening thereof, or (iii) in any other manner provided by law.

Also, a proxy will automatically be revoked by either: (i) attendance at the Meeting and participation in a poll (ballot) by a Shareholder, or (ii) submission of a subsequent proxy in accordance with the foregoing procedures. A revocation of a proxy does not affect any matter on which a vote has been taken prior to any such revocation.

Voting of Common Shares and Proxies and Exercise of Discretion by Designated Persons

A Shareholder may indicate the manner in which the Designated Persons are to vote with respect to a matter to be voted upon at the Meeting by marking the appropriate space. If the instructions as to voting indicated in the proxy are certain, the Common Shares represented by the proxy will be voted or withheld from voting in accordance with the instructions given in the proxy. If the Shareholder specifies a choice in the proxy with respect to a matter to be acted upon, then the Common Shares represented will be voted or withheld from the vote on that matter accordingly. The Common Shares represented by a proxy will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for and if the Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly.

If no choice is specified in the proxy with respect to a matter to be acted upon, the proxy confers discretionary authority with respect to that matter upon the Designated Persons named in the enclosed form of proxy. It is intended that the designated persons will vote the Common Shares represented by the proxy in favour of each matter identified in the proxy and for the nominees of the Company’s board of directors for directors and the auditors.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to other matters which may properly come before the Meeting, including any amendments or variations to any matters identified in the Notice, and with respect to other matters which may properly come before the Meeting. At the date of this Information Circular, management of the Company is not aware of any such amendments, variations, or other matters to come before the Meeting.

In the case of abstentions from, or withholding of, the voting of the Common Shares on any matter, the Common Shares that are the subject of the abstention or withholding will be counted for determination of a quorum, but will not be counted as affirmative or negative on the matter to be voted upon.

ADVICE TO BENEFICIAL SHAREHOLDERS

The information set out in this section is of significant importance to those of Shareholders who do not hold shares in their own name. Shareholders who do not hold their shares in their own name (referred to in this Information Circular as “Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares (referred to in this Information Circular as “Registered Shareholders”) can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder’s name on the records of the Company. Such Common Shares will more likely be registered under the names of the Shareholder’s broker or an agent of that broker. In the United States, the vast majority of such Common Shares are registered under the name of Cede & Co. as nominee for the Depository Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for the Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms). Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person well in advance of the Meeting.

In general, the Company does not have access to names of Beneficial Shareholders. Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. The voting instruction form supplied to a Beneficial Shareholder by his, her or its broker (or the agent of the broker) is similar to the form of proxy provided to Registered Shareholders by the Company. However, its purpose is limited to instructing the Registered Shareholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in the United States and in Canada. Broadridge typically prepares a special voting instruction form, mails this form to the Beneficial Shareholders and asks for appropriate instructions regarding the voting of Common Shares to be voted at the Meeting. Beneficial Shareholders are requested to complete and return the voting instructions to Broadridge by mail or facsimile. Alternatively, Beneficial Shareholders can call a toll-free number and access Broadridge's dedicated voting website (each as noted on the voting instruction form) to deliver their voting instructions and to vote the Common Shares held by them. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Beneficial Shareholder receiving a Broadridge voting instruction form cannot use that form as a proxy to vote Common Shares directly at the Meeting – the voting instruction form must be returned to Broadridge well in advance of the Meeting in order to have its Common Shares voted at the Meeting.

Beneficial Shareholders who have not objected to their intermediary/broker (the “Intermediary”) disclosing certain ownership information about themselves to the Company are referred to as non-objecting beneficial owners (“NOBOs”). Those Beneficial Shareholders who have objected to their Intermediary disclosing ownership information about themselves to the Company are referred to as objecting beneficial owners (“OBOs”).

In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has elected to send copies of the Notice, this Information Circular and enclosed form of proxy (collectively, the “Meeting Materials”) directly to the NOBOs, and indirectly through Intermediaries to the OBOs.

Intermediaries will frequently use service companies to forward the Meeting Materials to the OBOs. Generally, an OBO who has not waived the right to receive Meeting Materials will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the OBO and must be completed, but not signed by the OBO and deposited with Pacific Stock Transfer Company; or

(b)

more typically, be given a voting instruction form (a “VIF”) which is not signed by the Intermediary, and which, when properly completed and signed by the OBO and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow.

These Meeting Materials are being sent to both Registered Shareholders and Beneficial Shareholders. If you are a Beneficial Shareholder, and the Company or its agent has sent these Meeting Materials to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. By choosing to send these Meeting Materials to you directly, the Company (and not the Intermediary holding on your behalf) has assumed responsibility for (a) delivering these Meeting Materials to you, and (b) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

The Meeting Materials sent to NOBOs who have not waived the right to receive the Meeting Materials are accompanied by the VIF instead of a form of proxy. By returning the VIF in accordance with the instructions noted thereon, a NOBO is able to instruct the voting of the shares owned by it. VIFs, whether provided by the Company or by an Intermediary, should be completed and returned in accordance with the specific instructions noted thereon. The purpose of this procedure is to permit Beneficial Shareholders to direct the voting of the shares which they beneficially own.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his, her or its broker (or agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the Registered Shareholder and vote the Common Shares in that capacity. Beneficial Shareholders who wish to attend at the Meeting and indirectly vote their Common Shares as proxyholder for the Registered Shareholder should enter their own names in the blank space on the instrument of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

Alternatively, a Beneficial Shareholder may request in writing that his, her or its broker send to the Beneficial Shareholder a legal proxy which would enable the Beneficial Shareholder to attend at the Meeting and vote his, her or its Common Shares.

All references to Shareholders in this Information Circular are to Registered Shareholders, unless specifically stated otherwise.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Company is authorized to issue an unlimited number of Common Shares without par value. As of the Record Date, determined by the Company’s board of directors (the “Board”) to be the close of business on August 23, 2013, a total of 373,793,578 Common Shares were issued and outstanding. Each Common Share carries the right to one vote at the Meeting.

Only Registered Shareholders as of the Record Date are entitled to receive notice of, and to attend and vote at, the Meeting or any adjournment or postponement of the Meeting.

To the knowledge of the directors and executive officers of the Company, no person or company beneficially owns, or controls or directs, directly or indirectly, Common Shares carrying 10% or more of the voting rights attached to Common Shares, other than as set forth below:

Name of Shareholder	Number of Common Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly	Percentage of Outstanding Common Shares(1)
Longwen Lin	198,469,800	53,10%
Chuanzheng Lin	64,384,566	17.22%
Zhifu Lin	64,384,566	17.22%

Notes

(1)

Based on 373,793,578 Common Shares issued and outstanding as of August 23, 2013. Unless otherwise indicated, the Company believes that all persons hold legal title, and it has no knowledge of actual Common Share ownership.

RECEIPT OF FINANCIAL STATEMENTS

The directors will place before the Meeting the financial statements for the year ended December 31, 2012 together with the auditors’ report thereon.

NUMBER OF DIRECTORS

The articles of the Company provide that the number of directors on the Board shall be no fewer than three directors and no greater than a number as fixed or changed from time to time by a directors’ resolution or ordinary resolution.

At the Meeting, Shareholders will be asked to pass an ordinary resolution to set the number of directors of the Company at three. An ordinary resolution needs to be passed by a simple majority of the votes cast by the Shareholders present in person or represented by proxy and entitled to vote at the Meeting.

Management and the Board recommend the Shareholders to vote in favour of the setting the number of directors of the Company at three.

ELECTION OF DIRECTORS

At present, the directors of the Company are elected at each annual general meeting and hold office until the next annual general meeting, or until their successors are duly elected or appointed in accordance with the Company’s articles or until such director’s earlier death, resignation or removal. In the absence of instructions to the contrary, the enclosed form of proxy will be voted for the nominees listed in the form of proxy.

Management of the Company proposes to nominate the persons named in the table below for election by the Shareholders as directors of the Company. Information concerning such persons, as furnished by the individual nominees, is as follows:

Name, Province and Country of Ordinary Residence and Position(s) with the Company (1)	Principal Occupation, Business or Employment for Last Five Years (1)	Periods during which Nominee has Served as a Director	Number of Voting Securities of the Company Beneficially Owned or Controlled or Directed, Directly or Indirectly (2)
Shibi Chen PRC, China President, Chief Executive Officer and Director	Mr Chen has over 30 years of coal mining
experience since 1982 was served as
deputy production director at Fujian
Longyan Hong Shang Coal Mine before
joining the Company as Deputy
Production Director in 2006 Mr. Chen
has been our Chairperson, President, and
	director since July 8, 2013.	July 8, 2013 to present	Nil
Peifeng Huang PRC, China Chief Financial Officer, Secretary and Director

Mr. Huang has served as a production
manager of Tong Duan Ping Coal Mine in
Fujian Province from 1997 to 2005 and
has served as coal mine production
director of Fujian Huilong since 2006.
Mr. Huang graduated from Fujian Coal
University with a degree in coal mining.

Mr. Huang has been our director since
May 11, 2011 after the reverse acquisition
of Dragon International.

		Director from May 11, 2011 to present; Chief Financial Officer and Secretary from May 7, 2013 to present	Nil
Wensi Chen PRC, China Candidate as Director	Mr. Wensi Chen has nearly 30 years of working experience in coal mine operation and management and has joined the Company since December 2005 as deputy technical manager.	Not Applicable	Nil

Notes
1 The information as to country of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective directors individually
2 The information as to shares beneficially owned directly or indirectly or over which a director exercises control or direction, not being within the knowledge of the Company, has been furnished by the respective directors individually

Management does not contemplate that any of its nominees will be unable to serve as directors. If any vacancies occur in the slate of nominees listed above before the Meeting, then the Designated Persons intend to exercise discretionary authority to vote the Common Shares represented by proxy for the election of any other persons as directors.

At the Meeting, Shareholders will be asked to pass an ordinary resolution to elect each of Shibi Chen, Peifeng Huang and Wensi Chen as directors of the Company. An ordinary resolution needs to be passed by a simple majority of the votes cast by the Shareholders present in person or represented by proxy and entitled to vote at the Meeting.

Management and the Board recommend the Shareholders to vote in favour of electing each of Shibi Chen, Peifeng Huang and Wensi Chen as directors of the Company.

Corporate Cease Trade Orders

Except as disclosed below, no proposed director of the Company is, or within the 10 years before the date of this Information Circular has been, a director, chief executive officer or chief financial officer of any company that:

(a)

was subject to an a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)

was subject to a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

On June 14, 2013, the Company was issued a cease trade order by the British Columbia Securities Commission for failing to file an independent technical report supporting its disclosure of the reserve estimate as required by Section 4.2(1)(j)(ii) and Section 5.3(1)(c)(ii) of National Instrument 43-101 Standards of Disclosure for Mineral Projects. Mr. Peifeng Huang was a director when the cease trade order was issued. Subsequently, Mr. Shibi Chen joined the Company’s Board of Directors as a director and as the Company’s Chief Executive Officer and President on July 8, 2013. The cease trade order issued by the British Columbia Securities Commission has not been revoked.

Bankruptcies

No proposed director of the Company is, or within 10 years before the date of this Information Circular has been, a director or an executive officer of any company that, while the person was acting in that capacity, or within a year of that person ceasing to act in the capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets.

No proposed director of the Company has, within 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or in solvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

No proposed director has been subject to

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable Shareholder in deciding whether to vote for a proposed director.

Management of the Company recommends the approval of each of the nominees listed above for election as directors of the Company for the ensuing year. In the absence of contrary instructions, the persons named in the accompanying form of proxy intend to vote the Common Shares represented thereby in favour of the election to the Board of those persons hereinafter designated as nominees for election as directors. The Board does not contemplate that any of such nominees will be unable to serve as a director. However, if for any reason any of the proposed nominees do not stand for election or are unable to serve as such, proxies in favour of management designees will be voted for another nominee in their discretion unless the Shareholder has specified in his proxy that his/her/its Common Shares are to be withheld from voting on the election of directors.

STATEMENT OF EXECUTIVE COMPENSATION

General

For the purpose of this Information Circular:

“CEO” means an individual who acted as chief executive officer of the Company, or acted in a similar capacity, for any part of the most recently completed financial year;

“CFO” means an individual who acted as chief financial officer of the Company, or acted in a similar capacity, for any part of the most recently completed financial year;

“Named Executive Officers” or “NEO’s” means:

(a)	a CEO;

(b)	a CFO;

(c)

each of the three most highly compensated executive officers of the company, including any of its subsidiaries, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000, as determined in accordance with subsection 1.3(6), for that financial year; and

(d)

each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the company or its subsidiaries, nor acting in a similar capacity, at the end of that financial year.

Compensation Discussion and Analysis

Overview, Philosophy and Objectives

The Company has no formal written compensation policy. The Board of Directors is responsible for reviewing and approving corporate goals and objectives relevant to an executive officer’s compensation, evaluating the executive officer’s performance in light of those goals and objectives, based on this evaluation. The key components comprising executive officer compensation are base salary and annual bonus (short-term incentives), participation in the Company’s incentive stock option plan (long-term incentive) and various perquisites. Executive compensation is based on an annual review of actual performance against corporate objectives undertaken by the Board of Directors. Executive officers’ compensation is designed in a manner to recognize and reward executive officers based upon individual and corporate performance. To the extent determined to be appropriate, we also consider general economic conditions, our financial performance relative to budget, earnings per share, access to capital and individual merit in setting compensation policies for our executive officers.

Our objectives in establishing compensation programs for executive officers, the Board of Directors seeks to:

1.	motivate executives to achieve corporate performance objectives and reward them when such objectives are met;

2.	attract and subsequently retain highly qualified executive officers by offering overall compensation which is competitive with that offered for comparable positions in similar companies;

3.	align the interest of executive officers with the long-term interests of shareholders through participation in the Company’s incentive stock option plan; and

4.	to promote an ownership mentality among the key leadership and Board of Directors; and

5.	enhance the overall performance of the Company.

The Company’s operations, reporting and governance performance is measured against benchmarks established by the Board of Directors for the purposes of evaluating executive officer performance. The benchmarks examined include achievement of budget, achievement of significant initiatives, earnings per share, achievement of financings, improvement in share price and regulatory compliance. The Company does not compare these benchmarks with other companies, given the Company’s unique situation of being a public company in Canada but operating in the coal mining industry in China. The Company believes the approach taken is reasonable.

Compensation Program

Our executive compensation program generally consists of base salary, cash incentive compensation (“bonuses”) and long-term incentive compensation in the form of stock options. Our Board of Directors generally determine compensation decisions following a review of factors that we believe are relevant, including; our achievements over the past year, the individual’s contributions to our success and any significant changes in their role or responsibility. For the fiscal year ended December 31, 2012, the Board of Directors has not completed a review of these factors. However, the Board of Directors is planning to establish specific measures for each executive in the near future and review the appropriate mix between salary and other forms of compensation and set annual compensation guidelines for our executive officers. We anticipate that our executive officers’ compensation will then be established based on the following specific criteria:

1.

Achievement of the annual budget. The annual budget is compared to performance at the end of the fiscal year with regard to revenues, gross margin, operating expenses and net income which are achieved during the year;

2.	Achievement of significant initiatives including achievement of full capacity at the new plant;

3.

Achievement of accuracy and timeliness of reporting of financial results with emphasis on monthly reports and budget preparation. Achievement of financings. Management’s ability to access capital including bank debt, government loans, equity and convertible or subordinated debt; and

4.	Improvement in share price, research coverage, shareholder diversification and trading volume achieved during the year.

Base Compensation

The Company determines base salary based on a combination of comparable market data, experience, level of responsibility and other relevant factors. For fiscal year ended December 31, 2012, compensation for executive officers was set within the range of this compensation review for executive officers, based on the determination of management and approved by the Board of Directors. Base compensation was also determined in light of a particular individual’s contribution as a whole, including compliance with legal and accounting regulations, recognition and pursuit of business expansion opportunities and initiation of programs to enhance shareholder value.

Short Term Incentives

Short term incentives for executives and management are provided through annual bonus plans based on the performance of the business. The objectives of these plans are to align the behaviour of executives and management with the overall strategy of the business and shareholder interests.

Eligible participants could receive an annual bonus based on the following: achievement of budget, achievement of significant initiatives, earnings per share, achievement of financings, improvement in share price and regulatory compliance.

Long-Term Incentives

Long-term incentives for executive officers and key employees are provided through the Company’s incentive stock option plan. The objectives of this plan is to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return, and to enable executive officers to develop and maintain a significant, long-term stock ownership position in our common shares. The Company does not grant stock options to its executive officers on an annually but rather on a case by case basis. In selecting executive officers eligible to receive stock options and determining the amount and frequency of such grants, we evaluate a variety of factors, including the following: achievement of budget, achievement of significant initiatives, earnings per share, achievement of financings, improvement in share price and regulatory compliance.

Corporate Goals

For the fiscal year ended December 31, 2011, the Board of Directors has not completed a review of compensation against attainment of specific corporate performance goals. However, the Board of Directors believes that the current level of compensation for the current Named Executive Officers (the “NEO”) remains to be reasonable because of the significant amount of works that the NEO’s have to perform in the Company’s development stage. It is anticipated that for the fiscal year ending December 31, 2012 upon establishment of specific measures for determination of compensation for Named Executive Officers by the Board of Directors, the general performance goals for the Company’s current NEO’s will be as follows:

1.	Achievement of budgets as approved by the Board;

2.	Execution of corporate objectives including, successful completion of expansion and acquisition activities; and

3.	Increased shareholder return on investment as measured by earnings per share and return on net assets.

At the end of each year, the Board of Directors also reviews actual performance against corporate goals. The Chief Executive Officer or CFO participates in discussions or reviews executive compensation for NEOs but does not participate in the discussions or review of his own compensation.

CEO compensation is determined by the entire Board of Directors on the recommendation of the Board of Directors. The Board of Directors policy is that the salary of the CEO should be in line with competitive salaries for positions of similar responsibility at other Canadian publicly listed companies and to be consistent with the CEO’s respective contributions to the overall benefit of the Company.

Risk Management Disclosure

When the Board of Director makes compensation decisions, the Board of Directors also endeavor to ensure that the compensation being paid to executive officers do not encourage them to take unnecessary and excessive risks that could hurt our long term value. We believe that the following components of our executive officer compensation discourage our executive officers from taking unnecessary or excessive risks:

1.	Base salaries and personal benefits are sufficiently competitive and not subject to performance risk.

2.	When possible, we impose longer vesting period for stock options awarded to executive officers to generally align their interests with the long-term interests of our shareholders.

3.	Corporate and individual performance objectives for our executive officers are generally designed to be achievable with sustained and focused efforts.

4.	Our short-term and long-term incentives are discretionary and we reserve the right to amend or discontinue our short-term and long-term incentives at any time with our without notice.

5.

In order for executive officers to be eligible to receive short-term or long-term incentives, he or she must be employed by the Company at the time of payout, unless the Board of Directors determines otherwise.

Compensation Governance

The Company does not currently have a Compensation Committee. All tasks related to developing and monitoring the Company’s approach to the compensation of executive officers of the Company are performed by the member of the Board of Directors collectively. The Board of Directors has not but does not rule out taking the actions such as retaining professional executive compensation consultants or using compensation analytical tools such as market data for similar sized and situated companies to help the Board of Directors to determine the appropriate compensation for executive officers.

Summary Compensation Table

The following table sets forth all direct and indirect compensation for, or in connection with, services provided to the Company and its subsidiary for the last three financial years.

Name and Principal Position	Year	Salary(2) ($)	Share- based Awards(3) ($)	Option- based Awards(4) ($)	Non-equity Incentive Plan Compensation (1) ($)		Pension Value ($)	All Other Compen- sation	Total Compensation ($)
					Annual Incentive Plans	Long- term Incentive Plans
Longwen Lin (6) Chief Executive Officer	2012 2011 2010	160,534 45,355 N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	160,534 45,355 N/A
Thomas Yeo(6) Chief Financial Officer	2012 2011 2010	113,134 37,796 N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	113,134 37,796 N/A

[1]	“Non-equity Incentive Plan Compensation” includes all compensation under an incentive plan or portion of an incentive plan that is not an equity incentive plan.
[2]

The value of perquisites including property or other personal benefits provided to an NEO that are generally available to all employees, and that in the aggregate are worth less than $50,000, or are worth less than 10% of an NEO’s total salary for the financial year are not reported herein.

[3]

“Share-based Awards” means an award under an equity incentive plan of equity-based instruments that do not have option-like features, including, for greater certainty, common shares, restricted shares, restricted share units, deferred share units, phantom shares, phantom share units, common share equivalent units, and stock.

[4]

“Option-based Awards” means an award under an equity incentive plan of options, including, for greater certainty, share options, share appreciation rights, and similar instruments that have option-like features.

[5]	Longwen Lin ceased to be CEO of the Company on July 8, 2013.
[6]	Thomas Yeo ceased to be CFO of the Company on May 7, 2013.

Securities Authorized For Issuance under Equity Compensation Plans

The Company has not adopted any equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Nil	Nil	Nil

Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	Nil	Nil	Nil

MANAGEMENT CONTRACTS

There are no management functions of the Company, which are, to any substantial degree, performed by a person other than the directors or executive officers of the Company.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No current or former director, executive officer or employee, proposed nominee for election to the Board, or associate of such persons is, or at any time during the most recently completed financial year has been, indebted to the Company.

No indebtedness of current or former director, executive officer or employee, proposed nominee for election to the Board or associate of such persons to another entity is, or at any time during the most recently completed financial year has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

APPROVAL OF SALE OF ALL FIXED ASSETS

The shareholders of the Company are being asked at this Meeting to approve the sale of all of the fixed assets includes but not limited to equipment and plant that are due for retirement in an orderly manner for an aggregate price of no less than RMB 50,000,000 (the “Proposed Asset Disposition”). The Board of Directors of the Company believes that he Proposed Asset Disposition will help the Company to upgrade its equipment and hardware so that the efficiency of the Company’s mining operation may be improved.

Other than the mining rights for the Fujian Huilong Coal Property owned by the Company, the Company does not have any significant assets in addition to the fixed assets (includes but not limited to equipment and plant that are being employed in the mining operation at the Fujian Huilong Coal Property). Accordingly, the Proposed Asset Disposition amounts to a sale of substantially all of the assets of the Company. Such corporate action requires the approval of the shareholders of the Company by a special resolution pursuant to Section 237 to 247 of the Business Corporations Act (British Columbia) (the “BCBCA”). Set out below is the text of the special resolution to approve the Proposed Asset Disposition: BE IT RESOLVED AS A SPECIAL RESOLUTION (the “Transaction Resolution”) THAT:

1.

The proposed disposition of the Company’s fixed assets includes but not limited to equipment and plant that are due for retirement in an orderly manner for an aggregate price of no less than RMB 50,000,000 (the “Proposed Asset Disposition”), be and the same is hereby approved, authorized, ratified and confirmed.

2.

Any one director or officer of the Company be and is hereby authorized and directed to execute all such documents and to do and perform all other acts and things as he or she, in his or her sole and absolute discretion, deems necessary or desirable to carry out the intent of the foregoing special resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the preparation and execution of such document or the doing or performance of such act or thing; and

3.

Notwithstanding that the foregoing special resolution has been approved by the shareholders of the Company, the directors of the Company are authorized without further notice to, or approval of, the shareholders of the Company not to proceed with the actions contemplated by the foregoing special resolution.

Management recommends the approval of the Proposed Asset Disposition and the Designated Persons as stated on the form of proxy intend to vote in favour of the resolution to approve the Proposed Asset Disposition, absent contrary directions.

Right of Dissent

Shareholders who wish to dissent should take note that strict compliance with the Dissent Procedures is required.

Every Registered Shareholder is entitled to be paid the fair value of the holder’s common shares provided that the holder duly dissents to the transaction and the transaction becomes effective. Shareholders who are not Registered Shareholders and who wish to exercise Dissent Rights must arrange for the Registered Shareholder holding their common shares, as the case may be, to deliver the Notice of Dissent.

The dissent rights for holders of common shares are those rights pertaining to the right to dissent from the transaction that are contained in sections 237 to 247 of the BCBCA. A Shareholder is not entitled to exercise Dissent Rights if the holder votes any common shares in favour of the applicable Transaction Resolution.

Brief summaries of the Dissent Procedures for the Company’s Shareholders are set out below. These summaries do not purport to provide comprehensive statements of the procedures to be followed by a dissenting Shareholder who seeks payment of the fair value of the Common Shares and are qualified in their entirety by reference to sections 237 to 247 of the BCBCA. Sections 237 to 247 of the BCBCA is are reproduced in Schedule B to this Information Circular. The Dissent Procedures must be strictly adhered to and any failure by a Shareholder to do so may result in the loss of that holder’s Dissent Rights. Accordingly, each Shareholder who wishes to exercise Dissent Rights should carefully consider and comply with the Dissent Procedures and consult such holder’s legal advisors.

The delivery of a written notice of dissent (a “Notice of Dissent”) does not deprive a Shareholder of the right to vote at the Meetings on the Transaction Resolution. A vote against the Transaction Resolution, whether in person or by proxy, does not constitute a Notice of Dissent. A Shareholder is not entitled to exercise the Dissent Right with respect to any Common Shares, as applicable, if the Shareholder votes in favour of the Transaction Resolution. A Shareholder, however, may vote as a proxyholder for another Shareholder whose proxy required an affirmative vote, without affecting the right of the proxyholder to exercise Dissent Rights.

A Registered Shareholder who intends to exercise Dissent Rights must deliver a Notice of Dissent to:

SGB INTERNATIONAL HOLDINGS INC.
No. 25 Jia He Road, Xinjing Centre, Unit C2606
Siming District, Xiamen City, Fujian Province
PRC China 362300

Attention: Peifeng Huang, CFO and Director

Dissent Rights of Common Shareholders

Common Shareholders wishing to exercise their Dissent Rights must deliver a Notice of Dissent at least two Business Days before the Meeting or, in case of adjournment or postponement, no later than 10:00 AM on the day that is two Business Days before the reconvened meetings.

The Notice of Dissent must set out the number of Common Shares held by the Dissenter. Shareholders who are not Registered Shareholders and wish to exercise Dissent Rights must arrange for the Registered Shareholder holding their Common Shares to deliver the Notice of Dissent.

If the Transaction Resolution is passed at the Meeting, the Company must send by registered mail to every Dissenter, prior to the date set for closing of the transaction, the Notice of Intention stating that the Company intends to complete the transaction, and advising the Dissenter that if the Dissenter intends to proceed with its exercise of its Dissent Rights, it must deliver to the Company within one month of the mailing of the Notice of Intention, a written statement containing the information specified in the BCBCA together with any certificates representing the holder’s Common Shares. If Dissent Rights are being exercised by someone other than the beneficial owner of the Company Shares, this written statement must be signed by such beneficial owner.

A Dissenter delivering such written statement may not withdraw from its dissent and, at the Effective Time, will be repurchased by the Company and cancelled. The Company will pay to each Dissenter the fair value agreed between the Company and the Dissenter for the Dissenting Securities. The Company or a Dissenter may apply to the Court if no agreement on the terms of the fair value of the Dissenting Securities is reached, and the Court may:

(a)

determine the fair value that the Dissenting Securities had immediately before the passing of the Transaction Resolution, or order that such value be established by arbitration or by reference to the registrar, or a referee of the Court;

(b)	join in the application each Dissenter who has not agreed with The Company on the amount of the payout value of the Dissenting Securities; and

(c)	make consequential orders and give directions as it considers appropriate.

If a Dissenter fails to strictly comply with the requirements of the Dissent Rights, it will lose its Dissent Rights, the Company will return to the Dissenter the certificates representing the Dissenting Securities, if any, that were delivered to the Company, and if the transaction is completed, the Dissenter will be deemed to have participated in the transaction on the same terms as a Shareholder.

If a Dissenter strictly complies with the foregoing requirements of the Dissent Rights, but the transaction is not completed, The Company will return to the Dissenter the certificates, if any, delivered to The Company.

Common Shareholders should consult their legal advisors with respect to the legal rights available to them in relation to the transaction and the Dissent Rights. Shareholders should also note that the exercise of Dissent Rights can be complex, time-consuming and expensive.

APPROVAL OF FUND RAISING TO PROCURE NEW EQUIPMENT

The shareholders of the Company are also being asked at this Meeting to approve the fund raising of RMB200 million (the “Fund Raising”) for use in procuring new equipment replacing the Proposed Disposed Assets and improving the Company’s mining facilities.

Set out below is the text of the resolution to approve the Fund Raising:

BE IT RESOLVED AS A RESOLUTION THAT:

1.

The proposed fund raising by the Company in the amount of RMB200 million based on terms and conditions to be negotiated and determined by the Board of Directors, be and the same is hereby approved, authorized, ratified and confirmed.

2.

Any one director or officer of the Company be and is hereby authorized and directed to execute all such documents and to do and perform all other acts and things as he or she, in his or her sole and absolute discretion, deems necessary or desirable to carry out the intent of the foregoing special resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the preparation and execution of such document or the doing or performance of such act or thing; and

3.

Notwithstanding that the foregoing resolution has been approved by the shareholders of the Company, the directors of the Company are authorized without further notice to, or approval of, the shareholders of the Company not to proceed with the actions contemplated by the foregoing resolution.

Management recommends the approval of the Fund Raising and the Designated Persons as stated on the form of proxy intend to vote in favour of the resolution to approve the Fund Raising, absent contrary directions.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as otherwise disclosed herein, no: (a) director, proposed director or executive officer of the Company; (b) person or company who beneficially owns, directly or indirectly, Common Shares or who exercises control or direction of Common Shares, or a combination of both carrying more than 10% of the voting rights attached to the Common Shares outstanding (an “Insider”); (c) director or executive officer of an Insider; or (d) associate or affiliate of any of the directors, executive officers or Insiders, has had any material interest, direct or indirect, in any transaction since the commencement of the Company’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Company, except with an interest arising from the ownership of Common Shares where such person or company will receive no extra or special benefit or advantage not shared on a pro rata basis by all holders of the same class of Common Shares.

As at December 31, 2012, amount owing to Mr. Longwen Lin total $2.11 million with no interests, no security and repayment on demand.

CORPORATE GOVERNANCE

Corporate governance refers to the policies and structure of the board of directors of a company, whose members are elected by and are accountable to the shareholders of the company. Corporate governance encourages establishing a reasonable degree of independence of the board of directors from executive management and the adoption of policies to ensure the board of directors recognize the principles of good management. The Board is committed to sound corporate governance practices, as such practices are both in the interests of Shareholders and help to contribute to effective and efficient decision-making.

Board of Directors

The Board facilitates its exercise of independent supervision over management by carefully examining issues and consulting with outside counsel and other advisors in appropriate circumstances. The Board requires management to provide complete and accurate information with respect to the Company’s activities and to provide relevant information concerning the industry in which the Company operates in order to identify and manage risks. The Board also holds periodic board meetings to discuss the operation of the Company.

(a)

Peifeng Huang was a non-independent director because he was the Company’s head of mining operation. Peifeng Huang, if re-elected, will be a non- independent director because he is the Company’s Chief Financial Officer and secretary.

(b)

Shibi Chen was a non-independent director because he was the Company’s Chief Executive Officer and President. Shibi Chen, if re-elected, will be a non- independent director because he is the Company’s Chief Executive Officer and President.

(d)	Wensi Chen, if elected, will be an independent director of the Company.

Directors are considered to be independent if they have no direct or indirect material relationship with the Company. A “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise a director’s independent judgment.

Directorships

The following nominees for director positions are also directors of the following other reporting issuers (or the equivalent in another jurisdiction):

Name of Director of the Company	Names of Other Reporting Issuers
Shibi Chen	N/A
Peifeng Huang	N/A
Wensi Chen	N/A

Orientation and Continuing Education

Due to the size of the Board, the Board does not have a formal process of orientation or education program for the new members of the Board. However, any new directors will be given the opportunity to (a) familiarize themselves with the Company, the current directors and members of management; (b) review copies of recently publicly filed documents of the Company, technical reports and the Company’s internal financial information; (c) have access to technical experts and consultants; and (d) review a summary of significant corporate and securities legislation. Directors are also given the opportunity for continuing education.

Board meetings may also include presentations by the Company’s management and consultants to give the directors additional insight into the Company’s business.

Ethical Business Conduct

The Board has found that the fiduciary duties placed on individual directors by the Company’s governing corporate legislation and the common law and the restrictions placed by applicable corporate legislation on an individual director’s participation in decisions of the Board in which the director has an interest have been sufficient to ensure that the Board operates independently of management and in the best interests of the Company.

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity. Management is expected to execute the Company’s business plan and to meet performance objectives and goals.

Nomination of Directors

Potential candidates for board nomination are generally presented by individual directors for consideration by the entire Board. There is no formal process for identifying new candidates. The process of identifying and evaluating candidates for board nomination sometimes begins with the Board soliciting professional firms with whom the Company has an existing business relationship, such as law firms, accounting firms or financial advisory firms, for suitable candidates to serve as directors. It is followed by the Board’s review of the candidates’ resumes and interview of candidates. Based on the information gathered, the Board then makes a decision on whether to recommend the candidates as nominees for directors.

Compensation

The Board as a whole determines compensation for the directors and CEO (or an individual who acts in a similar capacity) of the Company. In determining the compensation, the Board considers the qualifications and experiences of the directors and CEO (or an individual who acts in a similar capacity) and the responsibilities and risks of being a director or CEO of a public company.

Assessments

The Board has no specific procedures for regularly assessing the effectiveness and contribution of the Board, its committees, if any, or individual directors. As the Board is relatively small, it is expected that a significant lack of performance on the part of a committee or individual director would become readily apparent, and could be dealt with on a case-by-case basis. With respect to the Board as a whole, the Board monitors its performance on an ongoing basis, and as part of that process considers the overall performance of the Company and input from its shareholders.

APPOINTMENT OF AUDITOR

At the Meeting, Shareholders will be asked to pass an ordinary resolution to appoint MNP LLP, CPA, as the auditor of the Company for the financial year ending December 31, 2013 at a remuneration to be fixed by the directors of the Company. An ordinary resolution needs to be passed by a simple majority of the votes cast by the Shareholders present in person or represented by proxy and entitled to vote at the Meeting.

MNP LLP, CPA, Chartered Accountants, was first appointed as auditor of the Company in 2011.

Management and the Board recommend the Shareholders to vote in favour of the appointment of MNP LLP, CPA, as the auditors of the Company for the financial year ending December 31, 2013 at a remuneration to be re-negotiate by the directors of the Company.

AUDIT COMMITTEE DISCLOSURE

The Audit Committee Charter

The full text of the Company’s audit committee charter is disclosed as Schedule A to this Information Circular.

Composition of the Audit Committee

The entire Board acts as the audit committee of the Company and oversees the accounting and financial reporting processes and audits of the financial statements of the Company.

Shibi Chen	Not independent	Financially literate
Peifeng Huang	Not independent	Financially literate
Wensi Chen (if elected)	Independent	Financially literate

Relevant Education and Experience

Shibi Chen

Mr Chen has over 30 years of coal mining experience since 1982 was served as deputy production director at Fujian Longyan Hong Shang Coal Mine before joining the Company as Deputy Production Director in 2006. Mr. Chen has been our Chairperson, President, and director since July 8, 2013.

Peifeng Huang

Mr. Huang has served as a production manager of Tong Duan Ping Coal Mine in Fujian Province from 1997 to 2005 and has served as coal mine production director of Yongding Shangzhai since 2006. Mr. Huang graduated from Fujian Coal University with a degree in coal mining.

Mr Huang has been our director since May 11, 2011 after the reverse acquisition of Dragon International.

Mr. Wensi Chen

Mr. Wensi Chen has not yet been elected to be a director of our Company. If Mr. Wensi Chen is elected, he will serve as an independent member of our audit committee. Mr. Wensi Chen has nearly 30 years of working experience in coal mine operation and management and has joined the Company since December 2005 as deputy technical manager.

Reliance on Certain Exemptions

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on the exemptions contained in sections 2.4 or 8 of National Instrument 52-110. Section 2.4 (De Minimis Non-audit Services) provides an exemption from the requirement that the audit committee must pre-approve all non-audit services to be provided by the auditors, where the total amount of fees related to the non-audit services are not expected to exceed 5% of the total fees payable to the auditors in the financial year in which the non-audit services were provided. Section 8 (Exemptions) permits a company to apply to a securities regulatory authority for an exemption from the requirements of National Instrument 52-110 in whole or in part.

Pre-Approval Policies and Procedures

The Company’s policies and procedures regarding the engagement of non-audit services are disclosed in the text of the audit committee charter, attached as Schedule “A” to this Information Circular.

External Auditor Service Fees

In the following table, “audit fees” are fees billed by the Company’s external auditors for services provided in auditing the Company’s annual financial statements for the subject year. “Audit-related fees” are fees not included in audit fees that are billed by the external auditors for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. “Tax fees” are fees billed by the external auditors for professional services rendered for tax compliance, tax advice and tax planning. “All other fees” are fees billed by the external auditors for products and services not included in the foregoing categories.

The aggregate fees billed by the Company’s external auditors in each of the last two financial years, by category, are as follows:

Financial Year Ended	Audit and Audit Related Fees	Tax Fees	All Other Fees
December 31, 2012	115,000	Nil	Nil
December 31, 2011	95,000	Nil	Nil

Exemption

The Company is relying on the exemption provided by section 6.1 of National Instrument 52-110 which provides that the Company, as a venture issuer, is not required to comply with Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) of National Instrument 52-110.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Circular, no director or executive officer of the Company who has been a director or executive officer since the beginning of the Company’s last financial year, proposed nominee for election as a director of the Company, or associate or affiliates of any such directors, officers or nominees, has any material interest, direct or indirect, by way of beneficial ownership of Common Shares or otherwise, in any matter to be acted upon at the Meeting other than the election of directors of the Company or the appointment of the auditors of the Company.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on the United States Securities and Exchange Commission’s website at www.sec.gov and on SEDAR at www.sedar.com. Shareholders may contact the Company at its office by mail at the address set out on page 1 of this Information Circular, to request copies of the Company’s financial statements and the related Management’s Discussion and Analysis (the “MD&A”). Financial information is provided in the Company’s comparative financial statements and MD&A for its most recently completed financial year.

OTHER MATTERS

Management of the Company knows of no other matters to come before the Meeting other than as referred to in the Notice. However, if any other matters that are not known to management of the Company should properly come before the Meeting, the enclosed form of proxy confers discretionary authority upon the persons named therein to vote on such matters in accordance with their best judgment.

APPROVAL OF THE BOARD OF DIRECTORS

The contents of this Information Circular have been approved and the delivery of it to each Shareholder of the Company entitled thereto and to the appropriate regulatory agencies has been authorized by the Board.

Dated at Vancouver, British Columbia as of August 28, 2013.

By Order of the Board of Directors of

SGB INTERNATIONAL HOLDINGS INC.

/s/ Shibi Chen

Shibi Chen
President, CEO and Director

SCHEDULE A
AUDIT COMMITTEE CHARTER

The following audit committee charter was adopted by the board of directors of SGB International Holdings Inc. (the “Company”). If the Company does not have the audit committee of the board of directors, the entire Board of Directors of the Company shall act as the audit committee and this charter shall apply to the board of directors of the Company to the extent possible.

Mandate

The primary function of the audit committee (the “Committee”) is to assist the Company’s Board of Directors (the “Board of Directors”) in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to regulatory authorities and shareholders, the Company’s systems of internal controls regarding finance and accounting and the Company’s auditing, accounting and financial reporting processes. Consistent with this function, the Committee will encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

The Committee’s primary duties and responsibilities are to:

  serve as an independent and objective party to monitor the Company’s financial reporting and internal control system and review the Company’s financial statements;
  review and appraise the performance of the Company’s external auditors; and
  provide an open avenue of communication among the Company’s auditors, financial and senior management and the Board of Directors.

Composition

The Committee shall be comprised of a minimum three directors as determined by the Board of Directors. If the Company ceases to be a “venture issuer” (as that term is defined in National Instrument 52-110), then all of the members of the Committee shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

If the Company ceases to be a “venture issuer” (as that term is defined in National Instrument 52-110), then all members of the Committee shall have accounting or related financial management expertise. All members of the Committee that are not financially literate will work towards becoming financially literate to obtain a working familiarity with basic finance and accounting practices. For the purposes of the Company's audit committee charter, the definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can presumably be expected to be raised by the Company's financial statements.

The members of the Committee shall be elected by the Board of Directors at its first meeting following the annual shareholders’ meeting. Unless a chair is elected by the full Board of Directors, the members of the Committee may designate a chair by a majority vote of the full Committee membership.

Meetings

The Committee shall meet a least twice annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee will meet at least annually with the Chief Financial Officer (or an individual who act in a similar capacity) and the external auditors in separate sessions.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

1.	Documents/Reports Review

	(a)	review and update this audit committee charter annually; and

(b)

review the Company's financial statements, MD&A and any annual and interim earnings press releases before the Company publicly discloses this information and any reports or other financial information (including quarterly financial statements), which are submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the external auditors.

2.	External Auditors

	(a)	review annually, the performance of the external auditors who shall be ultimately accountable to the Board of Directors and the Committee as representatives of the shareholders of the Company;

	(b)	obtain annually, a formal written statement of external auditors setting forth all relationships between the external auditors and the Company;

	(c)	review and discuss with the external auditors any disclosed relationships or services that may impact the objectivity and independence of the external auditors;

(d)

take, or recommend that the Company’s full Board of Directors take appropriate action to oversee the independence of the external auditors, including the resolution of disagreements between management and the external auditors regarding financial reporting;

	(e)	recommend to the Board of Directors the selection and, where applicable, the replacement of the external auditors nominated annually for shareholder approval;

(f)	recommend to the Board of Directors the compensation to be paid to the external auditors;

(g)

at each meeting, consult with the external auditors, without the presence of management, about the quality of the Company’s accounting principles, internal controls and the completeness and accuracy of the Company's financial statements;

(h)	review and approve the Company's hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Company;

(i)	review with management and the external auditors the audit plan for the year-end financial statements and intended template for such statements; and

(j)

review and pre-approve all audit and audit-related services and the fees and other compensation related thereto, and any non-audit services, provided by the Company’s external auditors. The pre-approval requirement is waived with respect to the provision of non-audit services if:

(i)

the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its external auditors during the fiscal year in which the non-audit services are provided,

(ii) such services were not recognized by the Company at the time of the engagement to be non-audit services, and

(iii)

such services are promptly brought to the attention of the Committee by the Company and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

Provided the pre-approval of the non-audit services is presented to the Committee's first scheduled meeting following such approval such authority may be delegated by the Committee to one or more independent members of the Committee.

3.	Financial Reporting Processes

	(a)	in consultation with the external auditors, review with management the integrity of the Company's financial reporting process, both internal and external;

	(b)	consider the external auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting;

	(c)	consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the external auditors and management;

	(d)	review significant judgments made by management in the preparation of the financial statements and the view of the external auditors as to appropriateness of such judgments;

(e)

following completion of the annual audit, review separately with management and the external auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information;

	(f)	review any significant disagreement among management and the external auditors in connection with the preparation of the financial statements;

	(g)	review with the external auditors and management the extent to which changes and improvements in financial or accounting practices have been implemented;

	(h)	review any complaints or concerns about any questionable accounting, internal accounting controls or auditing matters;

	(i)	review certification process;

	(j)	establish a procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

	(k)	establish a procedure for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

4.	Other

	(a)	review any related-party transactions;

	(b)	engage independent counsel and other advisors as it determines necessary to carry out its duties; and

	(c)	to set and pay compensation for any independent counsel and other advisors employed by the Committee.

SCHEDULE B

DIVISION 2 — DISSENT PROCEEDINGS

Definitions and application

 (1) In this Division:

"dissenter" means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

"notice shares" means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

"payout value" means,

(a) in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b) in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement, or

(c) in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a) the court orders otherwise, or

(b) in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

(1) A shareholder of a company, whether or not the shareholder's shares carry the right to vote, is entitled to dissent as follows:

(a) under section 260, in respect of a resolution to alter the articles to alter restrictions on the powers of the company or on the business it is permitted to carry on;

(b) under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c) under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d) in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e) under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company's undertaking;

(f) under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g) in respect of any other resolution, if dissent is authorized by the resolution;

(h) in respect of any court order that permits dissent.

(2) A shareholder wishing to dissent must

(a) prepare a separate notice of dissent under section 242 for

(i) the shareholder, if the shareholder is dissenting on the shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is dissenting,

(b) identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c) dissent with respect to all of the shares, registered in the shareholder's name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a) dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b) cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

(1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a) provide to the company a separate waiver for

(i) the shareholder, if the shareholder is providing a waiver on the shareholder's own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder's name and on whose behalf the shareholder is providing a waiver, and

(b) identify in each waiver the person on whose behalf the waiver is made.

(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder's own behalf, the shareholder's right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a) the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b) any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

(1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and
(b) a statement advising of the right to send a notice of dissent.

(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors' resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a) a copy of the resolution,
(b) a statement advising of the right to send a notice of dissent, and
(c) if the resolution has passed, notification of that  fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a) a copy of the entered order, and
(b) a statement advising of the right to send a notice of dissent.

Notice of dissent

(1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) must,

(a) if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b) if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c) if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i)  the date on which the shareholder learns that the resolution was passed, and
(ii)  the date on which the shareholder learns  that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a) on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or

(b) if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a) within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b) if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i)  the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c) if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i) the name and address of the beneficial owner, and

(ii) a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder's name.

(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

(1) A company that receives a notice of dissent under section 242 from a dissenter must,

(a) if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i)  the date on which the company forms the intention to proceed, and
(ii)  the date on which the notice of dissent was  received, or

(b) if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice sent under subsection (1) (a) or (b) of this section must

(a) be dated not earlier than the date on which the notice is sent,

(b) state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c) advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

(1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a) a written statement that the dissenter requires the company to purchase all of the notice shares,

(b) the certificates, if any,  representing the notice shares, and

(c) if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this  section.

(2) The written statement referred to in subsection (1) (c) must

(a) be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b) set out whether or not the beneficial  owner is the beneficial owner of other shares of the company and, if so, set out

(i)  the names of the registered owners of those other shares,
(ii)  the number, and the class and series, if applicable, of  those other shares that are held by each of those registered owners, and
(iii)  that dissent is being exercised in respect of all  of those other shares.

(3) After the dissenter has complied with subsection (1),

(a) the dissenter is deemed to have sold to the company the notice shares, and

(b) the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

(1) A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a) promptly pay that amount to the dissenter, or

(b) if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a) determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b) join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c) make consequential orders and give directions it considers appropriate.

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a) pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter's notice shares, or

(b) if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4) If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a) the dissenter may, within 30 days after receipt, withdraw the dissenter's notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b) if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5) A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a) the company is insolvent, or
(b) the payment would render the company insolvent.

Loss of right to dissent

The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a) the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b) the resolution in respect of which the notice of dissent was sent does not pass;

(c) the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d) the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e) the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f) a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g) with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h) the notice of dissent is withdrawn with the written consent of the company;

(i) the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter  with respect to notice shares,

(a) the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b) the dissenter regains any ability lost under section  244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c) the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.